Exhibit 99.1

                    WERNER ENTERPRISES, INC.
                   Interstate 80 & Highway 50
                        P. O. Box 37308
                     Omaha, Nebraska  68137


FOR IMMEDIATE RELEASE               Contact:  Robert E. Synowicki, Jr.
---------------------                         (402) 894-3000

Omaha, Nebraska, April 16, 1997:
--------------------------------

     Werner Enterprises, Inc. (Werner), a nationwide full-service transportation company, today reported its operating revenues and earnings for the first quarter ended March 31, 1997. Operating revenues increased 16% to $172,049,000 compared to $147,903,000 for the same quarter of the prior year. Net income increased to $7,449,000 ($.20 per share) for the first quarter of 1997, compared to $7,288,000 ($.19 per share) for the first quarter of 1996. Net income increased at a lower percentage rate than operating revenues due largely to the impact of a two cent per mile driver pay increase effective January 1, 1997, and, to a lesser extent, higher average fuel prices at the beginning of first quarter 1997. To help recoup the cost of the driver pay increase, Werner has been meeting with customers to pursue rate increases. The increase in driver pay has contributed to the Company's addition of 350 tractors to its fleet during the quarter, which is a 16% increase in tractors from March 1996 to March 1997.

    On August 9, 1996, Werner issued shares for a three-for-two common stock split effected in the form of a 50% stock dividend from authorized and unissued shares to stockholders of record on July 26, 1996. The number of shares of stock and the per share amounts below reflect the effect of the stock split.


Quarter Ended March 31                     1997              1996
----------------------                     ----              ----

Operating revenues                     $172,049,000      $147,903,000

Net income                             $  7,449,000      $  7,288,000

Average common shares outstanding        37,990,000        37,778,000

Earnings per share                            $ .20             $ .19


    The Company's common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol WERN.